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                                                                   EXHIBIT 99(a)

                          CENTRAL TEXAS  BANCORP, INC.

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS


     Notice is hereby given that a Special Meeting of Shareholders ("Meeting") of Central Texas Bancorp, Inc., a Texas corporation ("Central Texas"), will be held at the Texas Center, located at 9th and Washington, Waco, Texas, on ________, ________, 1997, at ____ p.m., Central time, for the following purposes:

     (1) To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of March 14, 1997 ("Merger Agreement"), as amended, providing for the merger ("Merger") of Central Texas with and into Compass Banks of Texas, Inc., a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., a Delaware corporation. The terms of the Merger Agreement are described in the attached Proxy Statement/Prospectus, which the Board of Directors of Central Texas encourages each shareholder to review carefully; and

     (2) To consider and transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors of Central Texas has fixed April __, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof. Only the holders of shares of Central Texas' common stock of record at the close of business on April __, 1997, are entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SINCE FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, AND CERTAINLY IF YOU DO NOT, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. SUCH PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, BY FILING A WRITTEN NOTICE OF REVOCATION, OR BY APPEARING IN PERSON AT THE MEETING AND VOTING BY WRITTEN BALLOT.

                         By Order of the Board of Directors
                         of Central Texas Bancorp, Inc.



                         __________________________________
                         Chairman of the Board

Waco, Texas
May 1, 1997